Manning & Napier Fund, Inc. 485APOS

Exhibit 99(p)(2)

Callodine Capital Management, L.P.

Code of Ethics and Personal Trading Policy

November 2022

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws. This code of ethics (“Code”) is intended to reflect fiduciary principles that govern the conduct of Callodine and its supervised persons in those situations where Callodine acts as an investment adviser as defined under the Advisers Act. It consists of an outline of policies regarding several key areas: standards of conduct, compliance with laws, rules and regulations, protection of material non-public information and personal securities trading.

The Code covers all “supervised persons.” Supervised persons include:

1.	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions).

2.	Employees of the adviser.

3.	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Note: Supervised Persons may also be referred to as Employees throughout the remainder of the Code.

The “Personal Securities Transactions Policies and Procedures” described below apply to Callodine’s employees who are considered Access Persons.

Access persons include any supervised person who:

●	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

●	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

At the time of the publication of this Code, all of Callodine’s employees are presumed to be “Access Persons”. Intern positions will be reviewed on a case-by-case basis to determine if Supervised or Access Persons. For purposes of the Code, any reference to a trade by an Access Person includes a trade by a member of such Access Person’s family living in the same household. If you have any doubt or question about whether an investment, account or person is covered by any of the requirements below, ask the Chief Compliance Officer (“CCO”). Please do not guess at the answer.

Family members include the person’s immediate family (including any relative by blood or marriage) living in the employee’s household. Any account in which he or she has a direct or indirect beneficial interest (such as a trust) is subject to Callodine’s personal trading policy. Other individuals living in the employee’s household are not subject to the policy, but employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Domestic partner” means a person, 18 years of age or older:

●	To whom you are neither married nor related;

●	With whom you live in the same residence and intend to do so indefinitely; and

●	With whom you have an exclusive committed relationship

Access Person trades should be executed in a manner consistent with Callodine’s fiduciary obligations to its Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

Standards of Conduct

Callodine is committed to maintaining the highest legal and ethical standards of business conduct. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as maintaining the highest standards of conduct and personal integrity in every aspect of our business. The continued success of Callodine is dependent upon our investors’ trust, and we are dedicated to preserving that trust. Employees owe a duty to Callodine, its clients and each other to act in a way that warrants the continued trust and confidence of our investors.

As an investment adviser, we owe a fiduciary duty to our clients. We must act for the benefit of our clients to the exclusion of any contrary interest and our actions must be guided at all times by the best interest of our clients. We owe an affirmative duty to act in the utmost good faith, to fully and fairly disclose any material conflicts of interest, and to avoid misleading our clients. This duty applies equally to individuals as well as the Firm. It is critical that all of our employees understand and embrace this fiduciary duty and incorporate it into our daily operations and decision-making.

Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

●	A duty to have a reasonable, independent basis for its investment advice;

●	A duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

●	A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;

●	A duty to refrain from effecting personal securities transactions inconsistent with client interests; and

●	A duty to be loyal to clients.

Each employee plays a vital role in the performance and vigilant safeguarding of our fiduciary responsibilities and fulfillment of his or her own fiduciary duty. In addition to the responsibilities arising from our fiduciary duty as an investment adviser, Callodine will comply with all applicable laws and regulations, in letter and in spirit, and requires the same commitment of its employees.

Beyond our fiduciary duty, as a matter of policy to assure investors that their investments are treated fairly and equitably, Callodine strives to avoid even the appearance of conflicts of interest. This requires each of our employees to be mindful of and avoid any situation where an outside business relationship, financial interest or other personal benefit could be perceived to be motivating our actions or compromising our judgment.

In general, those subject to this Code owe a fiduciary duty to clients and investors, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of clients, (ii) taking inappropriate advantage of one’s position with Callodine; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Callodine, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Callodine, its Employees, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

All Employees must (i) promptly notify the CCO of any known or potential conflict of interest and (ii) complete a Conflicts of Interest Questionnaire upon the commencement of employment and on an annual basis thereafter in the manner specified by the CCO. The CCO reviews all Conflicts of Interest Questionnaires to identify any actual and potential conflicts of interest and properly disclose, mitigate and/or eliminate them. Any potential or actual conflict of interest involving the CCO will be reviewed by the Chief Financial Officer (“CFO”).

Callodine’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Callodine and/or its Employees on one hand, and Clients and/or Investors on the other hand, will be disclosed, as appropriate, and/or resolved in a manner that takes the best interests of Clients and/or Investors into account.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require disclosure to any Clients or Investors involved in such conflict. Employees should notify the CCO promptly if they believe a conflict of interest has not been identified or it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed. The CCO is responsible for notifying the CFO promptly with regard to any such conflict of interest involving himself.

Gifts and Entertainment

The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo, is strictly prohibited. All Supervised Persons must comply with our Gifts and Entertainment Policy set forth in the Compliance Manual.

Service as Director for an Outside Company

As described in the Outside Business Activities Policy included in the Compliance Manual, any Supervised Person wishing to serve as director for an outside company (public or private) must first seek the written approval of the CCO (and the CCO must first seek the written approval of the CFO). All Supervised Persons are required to comply with our Outside Business Activities Policy set forth in the Compliance Manual.

Outside Employment and Business Interests

Before accepting outside employment, which includes any business activity for which a Supervised Person receives compensation (‘Outside Employment”), all Supervised Persons must obtain prior approval from the CCO (and the CCO must first obtain prior approval from the CFO) and, if requested, provide periodic reports summarizing the outside business activities. All Supervised Persons are required to comply with our Outside Business Activities Policy set forth in the Compliance Manual.

The Use of Social Media

Callodine prohibits the use of all social media for “conducting” any type of Firm business. Specific details of the Firm’s Social Media Policy are included within the Compliance Manual. All Supervised Persons are required to comply with our Social Media Policy set forth in the Compliance Manual.

Political and Charitable Contributions

Contributions to political candidates or organizations and to charities may give the appearance of a conflict of interest. Any Supervised Person wishing to make such contributions must seek the prior written approval of the CCO (or the COO in the case of a contribution by the CFO). All Supervised Persons are required to comply with our Political and Charitable Contributions Policy set forth in the Compliance Manual.

Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential. This also applies to all investors in the Funds.

All information about clients and investors must be kept in strict confidence, including identity (unless consent is obtained), financial situation, security holdings, and advice furnished by the Firm.

Personal Securities Transactions Policies and Procedures

Accounts Covered by the Policies and Procedures (Covered Accounts)

Callodine’s Personal Securities Transactions policies and procedures apply to Access Persons and immediate family members with Covered Accounts. In addition, Callodine’s Personal Securities Transactions policies and procedures apply to all accounts in which an Access Person may exercise investment discretion, regardless of whether they have a beneficial interest in the account.

Covered Accounts, for purposes of this Code, are accounts that hold Securities or beneficial ownership in Securities by an Access Person or an immediate family member and include accounts which are:

●	Owned by an Access Person, alone or together with others; or

●	Controlled or managed by an Access Person, directly or indirectly; or

●	Owned (alone or together with others) or controlled (directly or indirectly) by any immediate family member of an Access Person who lives in the same household with the Access Person; and

●	In which an Access Person or an “immediate family member” directly or indirectly share profits. (See Introduction section for definition of immediate family member)

Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. You have a “beneficial ownership” of a Reportable Security when you or an Immediate Family Member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

Reportable Securities

Any “security” (as that term is defined in Section 202(a)(18) of the Advisers Act) except money market funds, open-end mutual funds and other exempt securities as described below. Examples of reportable securities include:

●	Debt and equity securities, including Initial Public Offerings (IPO);

●	Options on securities, on indices and on currencies;

●	All forms of LP and LLC interests, including interests in private investment funds (e.g., hedge funds);

●	Initial Coin Offerings (ICO);

●	Currency and non-securities derivatives

●	Foreign unit trusts and foreign mutual funds;

●	Exchange Traded Funds (“ETFs”); and

●	Closed-end funds (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange).

Exempt Securities—No Reporting Requirements

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered in the U.S. (i.e., open-end mutual funds), other than funds advised or underwritten by Callodine or an affiliate;

●	Interests in 529 college savings plans that invest only in mutual funds;

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Callodine or an affiliate; and

●	Annuities and other insurance products (unless the product is referenced to an investment instrument that is not an Exempt Security described above).

●	Currencies

●	Transactions involving Reportable Securities in a Professionally Managed Account as discussed below.

NOTE:

Cryptocurrency purchased as currency, or a cash equivalent is not currently considered a security and therefore not a Reportable Security. However, derivatives based on Cryptocurrency, and Initial Coin Offerings should be considered Reportable Securities.

Professionally Managed Accounts (Discretionary Accounts)

Accounts that: (i) are managed by an unaffiliated investment manager who has discretionary authority and control over the account and (ii) has all investment decisions made by the unaffiliated investment manager and not made directly or indirectly by an Access Person or immediate family member of the Access Person. Although transactions in these accounts are not “reportable”, employees must report the existence of all such accounts on the Initial and Annual Holdings Reports. In addition, Employees are required to complete the Managed Accounts Disclosure Affirmation on an annual basis in a manner directed by the CCO.

Note: Any transactions in an account in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or discretion, are not subject to the Quarterly Transaction reporting requirements as outlined below.

Trading Restrictions

Access Persons are prohibited from transacting in reportable securities with the exception of Exchange Traded Funds (ETFs) and Closed-End funds, unless an exception has been granted by the CCO. Such exceptions should be rare. Requests should be made pursuant to the pre-clearance procedures outlined below. Requests will expected to be denied for any securities held in a Callodine Fund or for securities that are in the research phase at the time of the request absent special circumstances.

Note: Employees who currently hold positions in reportable securities (for which Callodine does not permit personal trading) as a result of transactions that took place prior to the employee becoming an Access Person (“grandfathered securities”) are generally expected to be granted an exception to this policy for those particular securities, but only with pre-approval from the CCO and CIO in accordance with the pre-clearance procedures outlined below.

Pre-clearance Requirements and Procedures

Prior to placing the trade, a Trade Pre-Clearance Form must be submitted to the CCO for review and approval. The CCO will obtain pre-clearance from the CFO.

Requests that are approved are good for five (5) business days unless otherwise indicated.

NOTE: Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are exempt from pre-clearance and reporting detailed below.

Reporting Requirements

These reporting requirements apply to all Reportable Accounts in which you have a Beneficial Ownership and in which you hold Reportable Securities.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted in a manner directed by the CCO within thirty (30) calendar days of December 31st, and within ten (10) business days of an individual first becoming an Access Person.

Annual reports must be current as of December 31st; initial reports must be current as of a date no more than forty-five (45) calendar days prior to the date that the person became an Access Person.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Access Person does not have any holdings and/or accounts to report, this should also be indicated within ten (10) business days of becoming an Access Persons and within thirty (30) calendar days of December 31st.

Quarterly Transaction Reports

Each quarter, Access Persons and their immediate family members must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Access persons are required to submit quarterly brokerage statements to the CCO electronically as the means for reporting transactions in reportable securities. The reporting of any reportable securities that are not held in a brokerage account, as well as the reporting of any new accounts opened during the quarter, will be reported using the Quarterly Reporting Form in a manner as directed by the CCO. All quarterly reporting is due within thirty (30) calendar days of quarter end.

Personal Trading and Holdings Reviews

The CCO will review reports submitted pursuant to the Personal Securities Transactions policies and procedures. Any personal trading undertaken in violation of the provisions of this Code may result in further inquiry and/or sanctions, up to and including dismissal.

Any transactions (other than Permitted Transactions) that are executed without pre-clearance will be subject, in the CCO’s discretion (after consultation with management, if appropriate), to being reversed, or if the Employee profited from the transaction, to disgorgement of such profits and contribution to a charitable organization, unaffiliated with Callodine, and to suspension of personal trading privileges.

The CFO, or designee, will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures and any related pre-approvals.

Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Callodine. Access Persons are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Access Persons must promptly report any violations of the Code of Ethics to the CCO.

Violations of the Code may result in disciplinary action. The disciplinary action may be whatever the CCO and senior management deem appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

Administration and Enforcement of the Code

Administration of the Code

The CCO is responsible for administering the Code and implementing the appropriate procedures reasonably necessary to prevent and detect Code violations.

The Firm has retained an outside consulting firm to provide assistance with administering its ongoing compliance program and Code of Ethics. As such, any reference made to the CCO may also be deemed to mean the consulting firm as his designee.

Recordkeeping Policy

The following records shall be maintained for the required document retention period:

●	A copy of each Code that has been in effect at any time during the last five years.

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person (employee). (These records must be kept for five years after the individual ceases to be an employee of the Firm.)

●	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

●	A list of the names of persons who currently, or within the past five years, were Access Persons.

●	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

●	A record of any decisions and supporting reasons that grant employees or access persons a waiver from or exception to the Code. Maintain for five years.

●	Copies of all reports regarding the annual review of the Code and a listing of any material violations. Maintain for five years.

●	A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

Training and Education

The CCO is responsible for training and educating employees regarding the Code. Training will occur periodically and all employees are required to attend.

Annual Review

On an annual basis, the CCO will review the provisions of the Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act and SEC interpretations thereof with respect to personal securities trading by Access Persons. Results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program.

Acknowledgements

New employees must acknowledge they have read and understand and they must agree to comply with this Code of Ethics and Personal Trading Policy. On an annual basis, all employees are required to acknowledge that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process.

Form ADV Disclosure

A description of our Code is provided in the Firm’s Form ADV Part 2. If requested, a copy of the complete Code will be provided to any current or prospective client or investor that makes a request. The Firm’s Form ADV will be updated as necessary to reflect amendments to the Code.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy, please contact the CCO. Please contact the CFO with any questions or concerns regarding the CCO and the application of the Code of Ethics and Personal Trading Policy.

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

For Options, Indicate the Expiration Date:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:                                                    Approved / Disapproved                 Date:

Reasons Supporting Decision:

Code of Ethics Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by and will continue to abide by Callodine’s Code of Ethics. I understand that any questions about Callodine’s Code of Ethics should be directed to the CCO.

Print Name:

Signature:

Date:

Note: Acknowledgement Form will be executed electronically in BasisCode system.